Exhibit 99.1

             AMIS Holdings, Inc. Webcasts First Analyst Day Meeting

    POCATELLO, Idaho--(BUSINESS WIRE)--Sept. 21, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced it will host its first analyst day meeting on Friday, Sept. 24, 2004, from 8:30 a.m. - 12:00 p.m. ET in New York at the NASDAQ Market site.
    The meeting will include presentations on how the Company is positioned for long-term success from AMIS executives including Christine King, president and chief executive officer; Charlie Lesko, senior vice president of sales and marketing; Jon Stoner, senior vice president and chief technology officer; Bob Klosterboer, senior vice president of integrated mixed-signal products; Vince Hopkin, vice president of structured digital products; Walter Mattheus, senior vice president and chief operating officer; and Dave Henry, senior vice president and chief financial officer.
    This event will be webcast live on the AMIS investor relations Web site at http://www.amis.com/investor_relations. To listen to the live webcast, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot attend the live webcast, a replay will be available at the same location for approximately two weeks following the presentation.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com